Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 18, 2011, relating to the financial statements of Washington Federal Inc., and the effectiveness of Washington Federal, Inc.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Washington Federal, Inc., for the year ended September 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, WA

May 22, 2012